EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements of Franklin Electric Co., Inc. on Form S-8 (file number 333-59771) of our report dated June 19, 2006, appearing in the Annual Report on Form 11-K of the Franklin Electric Directed Investment Salary Plan for the year ended December 31, 2005

/s/ DELOITTE & TOUCHE LLP

June 28, 2006
Chicago, Illinois